CONTACT:
Lou Anne J. Nabhan
(804) 418-7745
Louanne.nabhan@hamiltonbeach.com

For Immediate Release
Wednesday, August 5, 2020

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES SECOND QUARTER 2020 RESULTS

Highlights from Continuing Operations:

•	Q2 2020 total revenue increased 5.5% compared to Q2 2019, due to strong demand in the US and Canada Consumer markets

•	Q2 2020 operating profit increased more than threefold compared to Q2 2019, on higher revenue, a benefit of $1.6 million for tariff relief and lower SG&A expenses

•	Net debt at June 30, 2020 decreased to $40.2 million from $80.5 million at June 30, 2019, as a result of improved net working capital and significantly increased cash flow

•
Second half 2020 results are expected to reflect continued strong demand for small kitchen appliances as consumers continue to stay close to home during the COVID-19 pandemic, retailers restock inventories, placements are strong for the holiday selling season, and cost containment continues

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB) today announced results for the second quarter of 2020.

Second Quarter 2020 Compared to Second Quarter 2019 - Consolidated Results
Consolidated net income was $7.8 million, or $0.57 per diluted share, compared to a net loss of $0.6 million, or $0.04 per diluted share. Net income from continuing operations was $8.1 million, or $0.59 per diluted share, compared to $1.9 million, or $0.14 per diluted share. Net loss from discontinued operations was $0.3 million, or $0.02 per diluted share, compared to a net loss of $2.5 million or $0.18 per diluted share. Kitchen Collection is reported as discontinued operations in all periods presented.

Second Quarter 2020 Compared to Second Quarter 2019 - Continuing Operations
Total revenue in the second quarter increased 5.5% to $138.3 million compared to $131.1 million. The US Consumer market continued to drive the Company's overall results as at-home consumers engaged in more meal and beverage preparation during the COVID-19 pandemic. The Canada Consumer market also experienced increased demand. Revenue in the International Consumer and Global Commercial markets decreased due to the ongoing adverse impact of the COVID-19 pandemic on emerging markets and on the restaurant and hotel industries.
In the US Consumer market, demand surged as consumers continued to stay home and cook more during the pandemic. The industry and Company experienced robust point-of-sale growth. In the US, for the three months ended June 30, 2020, the Hamilton Beach brand remained number one overall based on units sold. Unit growth of the Hamilton Beach brand outpaced the market and the Company's Weston and Wolf Gourmet brands significantly outpaced the market. In Canada, where the Hamilton Beach brand is number two based on units sold, growth also outpaced the market. Demand continued to be particularly strong for the Company's countertop ovens, toasters, food processors, coffee makers, slow cookers, hand mixers, cocktail dispensers and breakfast appliances. Demand in the second quarter led to out-of-stock positions for certain product categories, which retailers are expected to replenish in the third quarter.
The Company continues to capitalize on its many strengths in the ecommerce channel, including shipping an increased number of products through its fast growing direct-to-consumer distribution operation. Ecommerce sales in the second quarter increased 77% and accounted for 37% of total revenue.
Operating profit increased more than threefold to $10.9 million compared to $3.2 million, including higher revenue, a benefit of $1.6 million for tariff relief and lower SG&A expenses. Gross profit margin increased to 25.5% compared to 21.8%, including the tariff benefit as well as higher volume, the sale of higher priced products, and other expense decreases. Selling, general and administrative expenses decreased to $24.0 million compared to $25.0 million due to lower overall spending partially offset by expenses related to the investigation of accounting irregularities at the Company's Mexican subsidiaries.
Net debt at June 30, 2020 decreased to $40.2 million compared to $80.5 million at June 30, 2019, as a result of improved net working capital and significantly increased cash flow. Cash flow before financing activities was $19.7 million for the six months ended June 30, 2020 compared to a use of cash before financing of $33.6 million at June 30, 2019. There were no share repurchases during the second quarter.

Second Half 2020 Outlook
Hamilton Beach Brands continues to believe it is well positioned to effectively navigate the COVID-19 business environment. While the current robust consumer demand for small kitchen appliances is not expected to be fully sustained over the long term, the Company believes it should remain strong for the remainder of 2020. Cost containment measures implemented following the onset of the pandemic continue, including curtailing discretionary expenses, freezing most open positions and focusing capital spending on critical projects.
For the second half of 2020, the Company expects total revenue to increase in the mid-to-high single digits compared to the second half of 2019. The Company has more visibility into the third quarter and at this time expects a moderate increase in revenue compared to the third quarter of 2019, driven by continued strong consumer demand as well as the fulfillment of significant incremental orders as retailers return to normal stocking levels following shortages in certain product categories. For the fourth quarter, the Company expects a modest to moderate increase in revenue compared to the fourth quarter of 2019, based on holding and gaining placements and the strength of promotions planned for the holiday selling season, provided the current robust demand continues. Based on the current revenue outlook, second half operating profit is expected to increase 30% or more compared to the second half of 2019. As the Company meets strong demand for out-of-stock replenishments and for the holiday selling season, and executes using its recently implemented enterprise resource planning system in the US, timing of revenue could shift from the third quarter to the fourth quarter.
For the full year 2020, Hamilton Beach Brands expects to significantly exceed its goal of generating cash flow before financing of $20 million.
Hamilton Beach Brands business is seasonal and a majority of its revenue and operating profit is earned in the second half of the year when sales of small kitchen appliances to retailers and consumers increase significantly to prepare for the fall holiday-selling season. For the past five years, on average, 60% of revenue and 85% of operating profit have been earned in the second half of the year.

Conference Call
The Company will conduct an earnings conference call and webcast on Thursday, August 6, 2020 at 9:30 a.m. Eastern time. To register for this conference call, please use the following link:
Participant Access:
Online registration: http://www.directeventreg.com/registration/event/1748687
After registering, a confirmation will be sent via email, including dial-in details and unique conference call access codes required for call entry. Registration is open throughout the live call. To ensure you are connected prior to the beginning of the call, please register a day in advance or a minimum of 15 minutes before the start of the call.

The conference call will also be webcast live on the Company’s Investor Relations website at www.hamiltonbeachbrands.com. An archive of the webcast will be available on the Company website.

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is a holding company for Hamilton Beach Brands, Inc., a leading designer, marketer and distributor of a wide range of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, fast food chains, bars and hotels. The Company’s consumer brands include Hamilton Beach®, Proctor Silex®, Hamilton Beach® Professional, Weston® field-to-table and farm-to-table food preparation equipment, TrueAir® air purifiers, and BrightlineTM personal care products. Hamilton Beach licenses the brands for Wolf Gourmet® countertop appliances and CHI® premium garment care products. Hamilton Beach markets the Bartesian® premium cocktail delivery system through an exclusive multiyear agreement. Commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. For more information about Hamilton Beach Brands Holding Company, visit the Company’s website at www.hamiltonbeachbrands.com.

Forward-looking Statements
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) the unpredictable nature of the COVID-19 pandemic and its potential impact on our business; (2) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (3) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (4) bankruptcy of or loss of major retail customers or suppliers, (5) changes in costs, including transportation costs, of sourced products, (6) delays in delivery of sourced products, (7) changes in or unavailability of quality or cost effective suppliers, (8) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which HBB buys, operates and/or sells products, (9) the impact of tariffs on customer purchasing patterns, (10) product liability, regulatory actions or other litigation, warranty claims or returns of products, (11) customer acceptance of, changes in costs of, or delays in the development of new products, (12) increased competition, including consolidation within the industry, (13) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of HBB products, (14) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (15) risks associated with the wind down of KC including unexpected costs, contingent liabilities and the potential disruption of our other businesses, (16) the result of shareholder or governmental actions relating to the restatement of our financial statements and accounting and legal fees that we may incur in connection with the restatement, (17) our ability to successfully remediate the material weaknesses in our internal control over financial reporting disclosed in Form 10-K/A within the time periods and in the manner currently anticipated, additional material weaknesses or other deficiencies that may arise in the future or our ability to maintain an effective system of internal controls, (18) difficulties arising as a result of our implementation of an enterprise resource planning system in the US, and (19) other risk factors, including those described in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K/A for the year ended December 31, 2019 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. Furthermore, the situation surrounding COVID-19 remains fluid and the potential for a material impact on the Company’s results of operations, financial condition, liquidity, and stock price increases the longer the virus impacts activity levels in the United States and globally. For this reason, the Company cannot reasonably estimate with any degree of certainty the future impact COVID-19 may have on its results of operations, financial position, liquidity and stock price. The extent of any impact will depend on the extent of new outbreaks as communities reopen, the extent to which returns to lockdown may be needed, the nature of government public health guidelines and the public’s adherence to those guidelines, the impact of government economic relief on the US economy, unemployment levels, the success of businesses reopening, the timing for proven treatments and vaccines for COVID-19, consumer confidence and demand for our products.

*****

HAMILTON BEACH BRANDS HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED June 30,		SIX MONTHS ENDED June 30,
		As Restated and Recast		As Restated and Recast
	2020	2019	2020	2019
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue	$138,297	$131,065	$259,143	$257,707
Cost of sales	103,043	102,558	198,849	202,498
Gross profit	35,254	28,507	60,294	55,209
Selling, general and administrative expenses	24,035	24,976	48,248	51,222
Amortization of intangible assets	324	346	648	691
Operating profit	10,895	3,185	11,398	3,296
Interest expense, net	366	789	969	1,452
Other expense (income), net	(193)	(132)	1,509	(329)
Income (loss) from continuing operations before income taxes	10,722	2,528	8,920	2,173
Income tax expense (benefit)	2,657	630	2,209	937
Net income (loss) from continuing operations	8,065	1,898	6,711	1,236
Income (loss) from discontinued operations, net of tax	(305)	(2,516)	22,561	(5,239)
Net income (loss)	$7,760	$(618)	$29,272	$(4,003)

Basic and diluted earnings (loss) per share:
Continuing operations	$0.59	$0.14	$0.49	$0.09
Discontinued operations	(0.02)	(0.18)	1.65	(0.38)
Basic and diluted earnings (loss) per share	$0.57	$(0.04)	$2.14	$(0.29)

Basic weighted average shares outstanding	13,644	13,813	13,635	13,800
Diluted weighted average shares outstanding	13,670	13,826	13,657	13,813

HAMILTON BEACH BRANDS HOLDING COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

		As Restated	As Restated and Recast
	JUNE 30 2020	DECEMBER 31 2019	JUNE 30 2019
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$1,616	$2,142	$1,029
Trade receivables, net	85,209	108,381	86,268
Inventory	90,572	109,806	121,472
Prepaid expenses and other current assets	13,358	11,345	16,412
Current assets of discontinued operations	—	5,383	21,255
Total current assets	190,755	237,057	246,436
Property, plant and equipment, net	23,064	22,324	21,649
Goodwill	6,253	6,253	6,253
Other intangible assets, net	2,494	3,141	3,828
Deferred income taxes	5,830	6,248	3,754
Deferred costs	11,532	10,941	8,564
Other non-current assets	2,673	2,085	1,984
Non-current assets of discontinued operations	—	614	4,420
Total assets	$242,601	$288,663	$296,888
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$92,282	$111,348	$86,199
Accounts payable to NACCO Industries, Inc.	496	496	220
Revolving credit agreements	41,785	23,497	51,505
Accrued compensation	11,362	15,027	11,725
Accrued product returns	7,383	8,697	8,224
Other current liabilities	15,242	12,534	21,382
Current liabilities of discontinued operations	—	29,723	20,048
Total current liabilities	168,550	201,322	199,303
Revolving credit agreements	—	35,000	30,000
Other long-term liabilities	12,499	16,075	14,699
Non-current liabilities of discontinued operations	—	—	3,697
Total liabilities	181,049	252,397	247,699
Stockholders' equity
Class A Common stock	99	98	95
Class B Common stock	41	41	44
Capital in excess of par value	56,325	54,509	53,342
Treasury stock	(5,960)	(5,960)	(2,334)
Retained earnings	30,528	3,710	15,646
Accumulated other comprehensive loss	(19,481)	(16,132)	(17,604)
Total stockholders' equity	61,552	36,266	49,189
Total liabilities and stockholders' equity	$242,601	$288,663	$296,888

HAMILTON BEACH BRANDS HOLDING COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	SIX MONTHS ENDED June 30,
		As Restated and Recast
	2020	2019
	(In thousands)
Operating activities
Net income (loss) from continuing operations	$6,711	$1,236
Adjustments to reconcile net income (loss) from continuing operations to net cash used for operating activities:
Depreciation and amortization	1,486	1,841
Deferred income taxes	1,037	1,900
Stock compensation expense	1,817	1,629
Other	116	77
Net changes in operating assets and liabilities:
Affiliate payable	—	(2,195)
Trade receivables	19,079	12,922
Inventory	17,222	1,936
Other assets	(1,462)	(1,602)
Accounts payable	(18,871)	(33,102)
Other liabilities	(5,383)	(16,288)
Net cash provided by (used for) operating activities from continuing operations	21,752	(31,646)
Investing activities
Expenditures for property, plant and equipment	(1,592)	(1,972)
Other	(500)	—
Net cash used for investing activities from continuing operations	(2,092)	(1,972)
Financing activities
Net additions (reductions) to revolving credit agreements	(16,692)	34,852
Purchase of treasury stock	—	(2,334)
Cash dividends paid	(2,454)	(2,419)
Net cash provided by (used for) financing activities from continuing operations	(19,146)	30,099
Cash flows from discontinued operations
Net cash used for operating activities from discontinued operations	(6,193)	(10,443)
Net cash provided by investing activities from discontinued operations	6	(83)
Net cash provided by financing activities from discontinued operations	—	9,450
Cash used for discontinued operations	(6,187)	(1,076)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	1,079	(626)
Cash, cash equivalents and restricted cash
Increase (decrease) for the period from continuing operations	1,593	(4,145)
Decrease for the period from discontinued operations	(6,187)	(1,076)
Balance at the beginning of the period	7,164	6,352
Balance at the end of the period	$2,570	$1,131

Reconciliation of cash, cash equivalents and restricted cash
Continuing operations:
Cash and cash equivalents	$1,616	$1,029
Restricted cash included in prepaid expenses and other current assets	194	—
Restricted cash included in other non-current assets	760	—
Cash and cash equivalents of discontinued operations	—	102
Total cash, cash equivalents, and restricted cash	$2,570	$1,131